Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NUTRITION & BIOSCIENCES, INC.

FIRST: The name of the corporation is Nutrition & Biosciences, Inc.(the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, 19801. The registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is authorized to issue a total of 1,000 shares of Common Stock having a par value of $.01 per share.

FIFTH: The name and mailing address of the incorporator is: Loriann Lea Sharpe, 974 Centre Road, Building 730, Wilmington, Delaware 19805.

SIXTH: The business and affairs of the Corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

EIGHTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

I, THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 30th day of October, 2019.

By:	/s/ Loriann Lea Sharpe
Loriann Lea Sharpe